Exhibit 23.2

CONSENT OF INDEPENDENT RESERVOIR ENGINEERS

We hereby consent to the incorporation by reference in Registration Statement Nos. 333-147023 and 333-141002 on Form S-1, Registration Statement No. 333-130688 on Form F-3 and Registration Statement No. 333-137655 on Form S-8 of Storm Cat Energy Corporation of the information derived from our reports evaluating Storm Cat’s petroleum and natural gas reserves, as of December 31, 2005, 2006 and 2007, included in and incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2007 of Storm Cat and its subsidiaries each as filed with the Securities and Exchange Commission.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C. H. (Scott) Rees III
C. H. (Scott) Rees III
President and Chief Operating Officer

Dallas, Texas
March 17, 2008